Exhibit 99.1

INFINT Acquisition Corporation Announces the Separate Trading of Its Class A Ordinary Shares and Warrants Commencing on or About January 10, 2022

New York, NY, January 6, 2022 — INFINT Acquisition Corporation (NYSE: IFIN.U) (the “Company”) today announced that holders of the units sold in the Company’s initial public offering completed on November 18, 2021 may elect to separately trade the shares of Class A ordinary shares and warrants included in the units commencing on or about January 10, 2022. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “IFIN.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “IFIN” and “IFIN.WS”, respectively.

EF Hutton served as the lead book-running manager of the offering. JonesTrading Institutional Services LLC served as the joint book-runner of the offering.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the financial software and information services companies operating at the intersection of the financial and business services sectors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, NY 10004

Sasha Edgarov

Chief Executive Officer

sasha@infintspac.com

(212) 287-5010